WALGREEN CO. DIRECTOR COMPENSATION

Full-time employees of the Company who serve as directors receive only reimbursement of expenses incurred in attending meetings. Directors who are not employees currently receive the following:

•	$50,000 annual retainer, paid quarterly.
•	Additional $10,000 annual retainer for each Committee chair, paid quarterly.
•	$1,200 for each Board or Board Committee meeting attended in person.
•	$600 for each telephonic Board or Board Committee meeting.
•	One half of regular annual retainer is paid in shares of Walgreen Co. stock. The other half of the regular annual retainer, the entire Committee chair retainer and all meeting fees are paid in cash.
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On each November 1st, annual grant of Walgreen Co. stock equal to $80,000 divided by the Walgreen Co. stock price on that date (stock grant is provided via the Walgreen Co. Nonemployee Director Stock Plan).

•	The elements of director compensation are subject to the deferral opportunities described below.

Upon the recommendation of the Nominating and Governance Committee of the Board, the following changes were approved by the Board of Directors on July 12, 2006, and will go into effect as of September 1, 2006:

•	Increase annual retainer to $70,000.
•	Increase additional retainer for Audit Committee chair to $20,000 (additional retainer for other committee chairs remains at $10,000).
•	Discontinue all meeting fees.
•	Increase dollar value of annual stock grant under the Nonemployee Director Stock Plan to $100,000, beginning with the grant on November 1, 2006.

The following deferral opportunities continue to be available to nonemployee directors under the Nonemployee Director Stock Plan (no changes as of September 1, 2006):

•	All cash payments may be deferred into a deferred cash compensation account or awarded in the form of deferred stock units.
•	Portion of annual retainer paid in stock and annual stock grant may be awarded in the form of deferred stock units.

Certain nonemployee directors remain eligible for benefits under discontinued director compensation arrangements, as follows:

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The Walgreen Co. Retirement Plan for Outside Directors applies only with respect to compensation earned by nonemployee directors for periods of service prior to November 1, 1996. The current nonemployee directors who earned compensation under this Plan are Messrs. Howard, Reed and Schwemm and Ms. von Ferstel.  Under this Plan, the annual benefits payable to a nonemployee director for the shorter of (i) the number of years the director served as a nonemployee member of the Board, or (ii) 10 years, were equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the director’s final annual retainer for each year of service as a nonemployee director in excess of 10 years. In no case could the annual benefit payment exceed 100% of the annual retainer in effect and payable to the nonemployee director on the date of his or her retirement from the Board of Directors.

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Three current nonemployee directors (Messrs. Howard and Schwemm and Ms. von Ferstel) participated in unfunded deferred compensation plans offered prior to 1993 that permitted a director to defer a portion of his or her retainer fees, and each is receiving annual payments under such plans.